Exhibit 3.4

CERTIFICATE OF CORPORATE DOMESTICATION OF

SVF Investment Corp. 3

(Pursuant to Section 388

of the General Corporation Law of the State of Delaware)

SVF Investment Corp. 3, presently incorporated as a Cayman Islands exempted company with limited liability (the “Corporation”), DOES HEREBY CERTIFY:

1. The Corporation was first formed, incorporated, created or otherwise came into being on January 26, 2021, under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was “SVF Investment Corp. 3”.

3. The name of the Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Symbotic Inc.”

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the Amended and Restated Memorandum and Articles of Association, said Amended and Restated Memorandum and Articles of Association being the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, SVF Investment Corp. 3 has caused this Certificate to be executed by the undersigned authorized officer as of this [•] day of [•], 2022.

SVF INVESTMENT CORP. 3

By:
	Name:	Ioannis Pipilis
	Title:	Chairman and Chief Executive Officer

[Signature Page to Certificate of Corporate Domestication of SVF Investment Corp. 3]